Exhibit 99.1

PDL BioPharma Announces Equity Investment in Evofem Biosciences

Transaction supports strategy of investing in near-commercial stage products with potential to create significant shareholder value

Provides Evofem capital to prepare for the successful launch of Amphora® (L-lactic acid, citric acid, and potassium bitartrate), a novel, investigational non-hormonal, on-demand female contraceptive

INCLINE VILLAGE, Nev. (April 11, 2019) - PDL BioPharma, Inc. (“PDL” or the “Company”) (NASDAQ: PDLI) announces that it has entered into a securities purchase agreement with Evofem Biosciences, Inc. (“Evofem”) (NASDAQ: EVFM), pursuant to which it will invest a total of up to $60 million in a private placement of securities. The transaction is expected to have two tranches. The first tranche comprises $30 million, which was provided today. In addition, PDL has the right to invest an additional $30 million in a second tranche alongside two existing Evofem shareholders, which have the right to invest up to $10 million each. These investments will provide funding for Evofem’s pre-commercial activities for Amphora®, its investigational non-hormonal, on-demand prescription contraceptive gel for women.

“This transaction with Evofem is a strong fit with our commitment to creating shareholder value by making strategic investments in pharmaceutical companies with innovative products in or nearing the commercial stage,” said Dominique Monnet, president and CEO of PDL. “We are excited to be putting PDL’s capital and our expertise to work alongside the experienced team at Evofem as they prepare the successful launch of Amphora.”

“PDL brings significant expertise in biopharmaceutical product development and commercialization that will be of value as we bring Amphora to market,” said Saundra Pelletier, CEO of Evofem. “This financing will provide funding to execute with confidence our strategy to successfully launch Amphora.”

Transaction Terms

The investment is structured in two tranches, the first of which is expected to close today. PDL invested $30 million to purchase 6,666,667 shares of Evofem common stock at $4.50 per share. PDL was also issued warrants to purchase up to 1,666,667 shares of Evofem common stock exercisable for seven years beginning six months after the issuance date at an exercise price of $6.38 per share. With the completion today of the first tranche, PDL holds approximately 19% of the common stock of Evofem.

PDL has the right to purchase an additional 6,666,667 shares of Evofem common stock at $4.50 per share in a second $30 million tranche. This right must be exercised on or before June 10, 2019. In this second tranche, PDL will also be issued warrants to purchase an additional 1,666,667 shares of Evofem common stock exercisable for seven years beginning six months after the issuance date at an exercise price of $6.38 per share. In addition, current Evofem shareholders Woodford Investment Management, Limited (“WIM”) and Invesco Asset Management, Limited (“Invesco”) have the right to invest up to $10 million each, on the same terms as PDL. In connection with the execution of the securities purchase agreement, these current shareholders have agreed to cancel all of their issued and outstanding warrants in Evofem on or before the closing of the second tranche.

Upon completion of the second tranche and presuming participation by PDL, Invesco and WIM, PDL expects to become one of the largest shareholders in Evofem, owning approximately 29% of the company’s common stock. PDL will also have the right to appoint one member to Evofem’s Board of Directors and a limited right to have one non-voting observer participate in Evofem board meetings. If the second tranche is completed, Mr. Monnet is expected to join Evofem’s Board of Directors as PDL’s designee. The closing of the second tranche is subject to Evofem shareholder approval, as required by the applicable rules of NASDAQ, and other customary closing conditions.

The securities to be sold in this private placement transaction have not been registered under the Securities Act of 1933 (the “Securities Act”), as amended, or any state securities laws, and will be sold in a private placement pursuant to Regulation D of the Securities Act. The securities may not be offered or sold in the United States absent registration or pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Evofem has agreed, subject to certain terms and conditions, to file one or more registration statements under the Securities Act covering the resale of shares of common stock sold pursuant to the securities purchase agreement, including shares of common stock underlying the warrants, within 30 days after the closing of each tranche.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About PDL BioPharma, Inc.

PDL BioPharma seeks to provide a significant return for its stockholders by entering into actively managed, strategic transactions involving late clinical or early commercial stage pharmaceutical companies or products with multiple year revenue growth potential.  For more information please visit www.pdl.com.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those regarding closing of the second tranche and the clinical development of Amphora. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of PDL’s performance, assets and business are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 15, 2019 and subsequent filings. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Contacts:
PDL BioPharma, Inc.
Peter Garcia, CFO
775-832-8500
Peter.garcia@pdl.com

LHA Investor Relations
Jody Cain, SVP
310-691-7100
jcain@lhai.com